UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor
Santa Monica, CA	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 20, 2009, Colony Financial, Inc. (the “Company”) agreed to participate alongside investment vehicles managed by Colony Capital, LLC (together with the Company, the “Lenders”) in originating a first lien secured loan of up to $206.0 Million (the “Loan”) to William Lyon Homes, Inc. (the “Borrower”), a wholly owned subsidiary of William Lyon Homes, which is engaged in designing, constructing and selling single family detached and attached homes in California, Arizona and Nevada (“WLH”). The Loan is fully secured by the real estate assets of the Borrower as well as other assets of the Borrower, including cash. The Loan is guaranteed by WLH. The Company’s maximum participation in the Loan of $50.0 million was approved by the Company’s independent directors.

Pursuant to the senior secured loan agreement evidencing the Loan (the “Loan Agreement”), the Borrower (subject to satisfying certain conditions) may draw down the Loan in two installments, with the first such installment of $131.0 million funded on October 22, 2009. The Loan Agreement also restricts the Borrower from future borrowings and, if necessary, requires the Borrower to repay existing borrowings in order to maintain certain required loan to value ratios.

The Loan bears interest at a rate of 14.0% per annum. In addition, the Borrower has paid an upfront origination fee to the Lenders equal to 3.0% of the maximum principal amount of $206.0 million. The Loan is due in five years; however, the Borrower may voluntarily prepay all or a portion of the Loan at any time, subject to a “make whole payment”, equal to the amount (if positive) of the present value of all future payments of interest that would become due with respect to such prepaid amount from the date of prepayment thereof through and including the maturity date, discounted at a rate of 14%. Upon any repayment of any portion of the principal amount under the Loan (whether or not at maturity), the Borrower also will pay the Lenders an exit fee equal to the difference (if positive) between (x) the interest that would have accrued and been then payable on the repaid portion if the interest rate under the Loan Agreement were 15.625% and (y) the internal rate of return realized by the Lenders on such repaid portion, taking into account all cash amounts actually received by the Lenders with respect to such repaid portion other than any make whole payments described above.

The Loan will mature on October 20, 2014. However, under certain circumstances set forth in the Loan Agreement, the Lenders may elect to require the Borrower to repay a portion of the outstanding principal on the Loan. If the Lenders do require such a prepayment, such prepayment will not be subject to a “make whole payment”. All or a portion of the Loan may also be accelerated upon an event of default or certain other events described in the Loan Agreement. The Loan Agreement contains customary affirmative and negative covenants and events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2009	COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen Chief Financial Officer and Treasurer

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